Exhibit 99

VF Corporation Reports Broad-Based Growth in Fourth Quarter and Introduces Full Year Fiscal 2023 Outlook

DENVER--(BUSINESS WIRE)--May 19, 2022--VF Corporation (NYSE: VFC) today announced financial results for its fourth quarter (Q4'FY22) and fiscal year ended April 2, 2022 (FY22).

Q4'FY22 Financial Highlights

  Revenue $2.8 billion, up 9% (up 12% in constant dollars)
    The North Face® revenue $0.8 billion, up 24% (up 26% in constant dollars)
    Vans® revenue $1.0 billion, flat (up 2% in constant dollars)
  Gross margin 51.9%, down 20 basis points; Adjusted gross margin 52.2%, down 50 basis points
  Operating margin 6.8%, up 210 basis points; Adjusted operating margin 7.9%, up 120 basis points
  Earnings per share (EPS) $0.21, up 32%; Adjusted EPS $0.45, up 67%
  Return of $244 million to shareholders through $194 million in cash dividends, $50 million of shares repurchased

FY22 Financial Highlights

  Revenue $11.8 billion, up 28% (up 27% in constant dollars); excluding acquisitions, up 23%
  Gross margin 54.5%, up 180 basis points; Adjusted gross margin 54.8%, up 150 basis points, including a 20 basis point positive impact from acquisitions
  Operating margin 13.8%, up 720 basis points; Adjusted operating margin 13.1%, up 510 basis points, including a 30 basis point positive impact from acquisitions
  EPS $3.10, up 242%; Adjusted EPS up 143% to $3.18, including a $0.19 per share contribution from acquisitions
  Return of $1.1 billion to shareholders through $773 million in cash dividends, $350 million of shares repurchased

FY23 Financial Outlook

  VF provides the following outlook for full year fiscal 2023, which is based on these assumptions:
    No additional significant COVID-19 related lockdowns in any key commercial or production regions, with the current restrictions in China expected to ease from the beginning of June 2022
    No significant worsening in global inflation rates and consumer sentiment
  Total VF revenue up at least 7% in constant dollars
    The North Face® revenue up low double digit percent; Vans® revenue up mid-single digit percent
  Gross margin up approximately 50 basis points
  Operating margin approximately 13.6%
  Tax rate approximately 16%, returning to a more normalized rate
  EPS $3.30 to $3.40
  Adjusted cash flow from operations approximately $1.2 billion; Capital expenditures approximately $250 million
    Excludes the impact of a payment VF anticipates making to the Internal Revenue Service in fiscal 2023 of approximately $845 million plus accrued interest relating to the dispute regarding the timing of income inclusion associated with VF's acquisition of Timberland in 2011, as discussed in more detail below

Steve Rendle, Chairman, President and CEO of VF, said:
"I am pleased with the progress we have made advancing our strategic priorities while successfully navigating another eventful year. We largely delivered on the commitments we made at the outset of Fiscal 2022 by achieving broad-based growth across our family of brands. A portion of our active segment did not achieve its potential. We understand the issues, we have the right people in place and we know we will do better.

"Our performance is testament to the incredible breadth and depth of talent across our organization and our teams continue to be highly resourceful, committed and passionate.

"We will continue to thoughtfully invest in our brands and value-enhancing strategic growth opportunities and I am confident VF has a long runway for sustained, profitable and broad-based growth ahead.”

Summary Revenue Information
(Unaudited)
	Three Months Ended March				Twelve Months Ended March
(Dollars in millions)	2022	2021	% Change	% Change (constant currency)	2022	2021	% Change	% Change (constant currency)
Brand:
Vans®	$991.2	$990.5	0%	2%	$4,161.9	$3,465.7	20%	19%
The North Face®	769.5	621.0	24%	26%	3,259.7	2,457.4	33%	32%
Timberland®	434.9	398.8	9%	12%	1,823.1	1,513.0	20%	20%
Dickies®	197.0	184.5	7%	8%	837.7	701.5	19%	19%
Other Brands	432.1	387.9	11%	15%	1,759.4	1,101.2	60%	60%
VF Revenue	$2,824.7	$2,582.7	9%	12%	$11,841.8	$9,238.8	28%	27%

Region:
U.S.	$1,418.6	$1,264.9	12%	12%	$6,178.3	$4,635.7	33%	33%
EMEA	883.4	767.6	15%	22%	3,399.3	2,617.9	30%	30%
APAC	377.7	426.4	(11)%	(10)%	1,637.2	1,528.4	7%	4%
Americas (non-U.S.)	144.9	123.8	17%	18%	627.0	456.8	37%	32%
International	1,406.0	1,317.8	7%	11%	5,663.5	4,603.1	23%	22%
VF Revenue	$2,824.7	$2,582.7	9%	12%	$11,841.8	$9,238.8	28%	27%

Channel:
DTC	$1,156.8	$1,144.4	1%	3%	$5,404.1	$4,113.6	31%	31%
Wholesale (a)	1,667.9	1,438.2	16%	19%	6,437.8	5,125.2	26%	25%
VF Revenue	$2,824.7	$2,582.7	9%	12%	$11,841.8	$9,238.8	28%	27%
All references to periods ended March 2022 relate to the 13-week and 52-week fiscal periods ended April 2, 2022 and all references to periods ended March 2021 relate to the 14-week and 53-week fiscal periods ended April 3, 2021.
Note: Amounts may not sum due to rounding
(a) Royalty revenues are included in the wholesale channel for all periods.

All per share amounts are presented on a diluted basis. This release refers to “reported” and “constant dollar” amounts, terms that are described under the heading below “Constant Currency - Excluding the Impact of Foreign Currency.” Unless otherwise noted, “reported” and “constant dollar” amounts are the same. This release also refers to “continuing” and “discontinued” operations amounts, which are concepts described under the heading below “Discontinued Operations - Occupational Workwear Business.” Unless otherwise noted, results presented are based on continuing operations. This release also refers to “adjusted” amounts, a term that is described under the heading below “Adjusted Amounts - Excluding Transaction and Deal Related Activities, Costs Related to Specified Strategic Business Decisions and Tax Items.” Unless otherwise noted, “reported” and “adjusted” amounts are the same. This release also refers to amounts "excluding acquisitions" or as "adjusted organic," which exclude the contribution from the Supreme® brand through the one-year anniversary of the acquisition.

Fourth Quarter Fiscal 2022 Income Statement Review

  Revenue increased 9% (up 12% in constant dollars) to $2.8 billion driven by increases in the EMEA and North America regions partially offset by a decline in the APAC region primarily due to COVID lockdowns. The fourth quarter of fiscal 2021 also included an extra week when compared to the fiscal 2022 period due to VF's 53-week fiscal 2021.
  Gross margin decreased 20 basis points to 51.9%, primarily driven by incremental freight costs. On an adjusted basis, gross margin decreased 50 basis points to 52.2%.
  Operating income on a reported basis was $192 million. On an adjusted basis, operating income increased 30% (36% in constant dollars) to $224 million. Operating margin on a reported basis was 6.8%. Adjusted operating margin increased 120 basis points to 7.9%.
  Earnings per share was $0.21 on a reported basis. On an adjusted basis, earnings per share increased 67% (up 76% in constant dollars) to $0.45.

Full Year Fiscal 2022 Income Statement Review

  Revenue increased 28% (up 27% in constant dollars) to $11.8 billion. Excluding the impact of acquisitions, revenue increased 23%, driven by increases in our largest brands and regions. Fiscal 2021 also included an extra week when compared to the fiscal 2022 period due to VF's 53-week fiscal 2021.
  Gross margin increased 180 basis points to 54.5%, primarily driven by a higher proportion of full price sales more than offsetting incremental freight costs. On an adjusted basis, gross margin increased 150 basis points, including a 20 basis point positive impact from acquisitions, to 54.8%.
  Operating income on a reported basis was $1.6 billion. On an adjusted basis, operating income increased 109% (up 107% in constant dollars) to $1.5 billion, including a $94 million contribution from acquisitions. Operating margin on a reported basis was 13.8%. Adjusted operating margin increased 510 basis points, including a 30 basis point positive impact from acquisitions, to 13.1%.
  Earnings per share was $3.10 on a reported basis. On an adjusted basis, earnings per share increased 143% (up 142% in constant dollars) to $3.18, including a $0.19 contribution from acquisitions.

COVID-19 Outbreak Update

To help mitigate the spread of COVID-19 and in response to public health advisories and governmental actions and regulations, VF has modified its business practices, including the temporary closing of offices and retail stores, instituting travel bans and restrictions and implementing health and safety measures including social distancing and quarantines.

The zero tolerance policy in China in response to COVID-19 is impacting some specific raw material suppliers within the country. The majority of VF's supply chain is currently operational. Suppliers are complying with local public health advisories and governmental restrictions. Most final product manufacturing and assembly suppliers are back to normal operating levels. Continued port congestion, equipment availability and other logistics challenges have contributed to ongoing product delays. VF is working with its suppliers to minimize disruption and is employing expedited freight strategically as needed. VF's distribution centers are operational in accordance with local government guidelines while maintaining enhanced health and safety protocols.

In North America, no stores were closed during the fourth quarter. Currently, all stores are open.

In the EMEA region, 6% of stores were closed at the beginning of the fourth quarter and at the end of the fourth quarter and currently no stores are closed due to COVID-19.

In the APAC region, including Mainland China, no stores were closed at the beginning of the fourth quarter. 12% of stores were closed at the end of the fourth quarter. Currently, 19% of stores are closed.

VF is continuing to monitor the COVID-19 outbreak globally and will comply with guidance from government entities and public health authorities to prioritize the health and well-being of its employees, customers, trade partners and consumers. As COVID-19 uncertainty continues, VF expects ongoing disruption to its business operations.

Balance Sheet Highlights

Inventories were up 34% compared with the same period last year. VF returned approximately $194 million of cash to shareholders through dividends during the quarter. The company also repurchased approximately $50 million of shares during the quarter and has $2.5 billion remaining under its current share repurchase authorization.

Dividend Declared

VF’s Board of Directors declared a quarterly dividend of $0.50 per share, payable on June 21, 2022, to shareholders of record on June 10, 2022. Subject to approval by its Board of Directors, VF intends to continue to pay its regularly scheduled cash dividend.

Update on Tax Dispute in Connection with Timberland Acquisition

As previously reported, VF petitioned the U.S. Tax Court (the Court) to resolve an Internal Revenue Service (IRS) dispute regarding the timing of income inclusion associated with VF’s acquisition of The Timberland Company in September 2011. While the IRS argues that all such income should have been immediately included in 2011, VF has reported periodic income inclusions in subsequent tax years. Both parties moved for summary judgment on the issue, and on January 31, 2022, the Court issued its opinion in favor of the IRS. VF believes the opinion of the Court was in error based on the technical merits and intends to appeal; however, VF will be required to pay the 2011 taxes and interest being disputed or post a surety bond. It is anticipated that during fiscal 2023, the IRS will assess, and VF will pay, the 2011 taxes and interest, which would be recorded as a tax receivable based on VF's expected probability of a successful appeal. The gross amount of taxes and interest as of April 2, 2022 was estimated at approximately $845 million and will continue to accrue interest until paid. VF continues to remain confident in its timing and treatment of the income inclusion and VF is vigorously defending its position. However, should the Court opinion ultimately be upheld on appeal, this tax receivable may not be collected by VF. If the Court opinion is upheld, VF should be entitled to a refund of taxes paid on the periodic inclusions that VF has reported. However, any such refund could be substantially reduced by potential indirect tax effects resulting from application of the Court opinion. Deferred tax liabilities, representing VF’s future tax on annual inclusions, would also be released. The net impact to tax expense estimated as of April 2, 2022 could be up to $700 million.

Webcast Information

VF will host its fourth quarter fiscal 2022 conference call beginning at 4:30 p.m. Eastern Time today. The conference call will be broadcast live via the Internet, accessible at ir.vfc.com. For those unable to listen to the live broadcast, an archived version will be available at the same location.

Presentation

A presentation on fourth quarter fiscal 2022 results will be available at ir.vfc.com today before the conference call and will be archived at the same location.

About VF

Founded in 1899, VF Corporation is one of the world’s largest apparel, footwear and accessories companies connecting people to the lifestyles, activities and experiences they cherish most through a family of iconic outdoor, active and workwear brands including Vans®, The North Face®, Timberland® and Dickies®. Our purpose is to power movements of sustainable and active lifestyles for the betterment of people and our planet. We connect this purpose with a relentless drive to succeed to create value for all stakeholders and use our company as a force for good. For more information, please visit vfc.com.

Constant Currency - Excluding the Impact of Foreign Currency

This release refers to “reported” amounts in accordance with U.S. generally accepted accounting principles (“GAAP”), which include translation and transactional impacts from foreign currency exchange rates. This release also refers to “constant dollar” amounts, which exclude the impact of translating foreign currencies into U.S. dollars. Reconciliations of GAAP measures to constant currency amounts are presented in the supplemental financial information included with this release, which identifies and quantifies all excluded items, and provides management’s view of why this information is useful to investors.

Discontinued Operations - Occupational Workwear Business

On June 28, 2021, VF completed the sale of its Occupational Workwear business. The Occupational Workwear business was comprised primarily of the following brands and businesses: Red Kap®, VF Solutions®, Bulwark®, Workrite®, Walls®, Terra®, Kodiak®, Work Authority® and Horace Small®. The business also included a license for certain Dickies® occupational workwear products that were historically sold through the business-to-business channel. Accordingly, the company has reported the related held-for-sale assets and liabilities as assets and liabilities of discontinued operations and included the operating results and cash flows of the business in discontinued operations for all periods, through the date of sale.

Adjusted Amounts - Excluding Transaction and Deal Related Activities, Costs Related to Specified Strategic Business Decisions and Tax Items

The adjusted amounts in this release exclude transaction and deal related activities associated with the acquisition of the Supreme® brand. Total transaction and deal related activities include an increase in the estimated fair value of the contingent consideration liability of $8 million in the fourth quarter of fiscal 2022 and a decrease of $150 million in fiscal 2022, and integration costs of approximately $1 million in the fourth quarter of fiscal 2022 and $7 million in fiscal 2022.

The adjusted amounts in this release exclude costs related to VF's business model transformation, a transformation initiative for our Asia-Pacific regional operations and specific charges related to certain assets impacted by the conflict in Ukraine. Total costs were approximately $23 million in the fourth quarter of fiscal 2022 and $60 million in fiscal 2022.

The adjusted amounts in this release exclude approximately $67 million and $119 million net tax expense associated with certain discrete tax adjustments recognized during the fourth quarter of fiscal 2022 and during fiscal 2022, respectively.

Combined, the above items negatively impacted earnings per share by $0.24 during the fourth quarter of fiscal 2022 and $0.08 during fiscal 2022. All adjusted amounts referenced herein exclude the effects of these amounts.

Reconciliations of measures calculated in accordance with GAAP to adjusted amounts are presented in the supplemental financial information included with this release, which identifies and quantifies all excluded items, and provides management’s view of why this information is useful to investors. The company also provides guidance on a non-GAAP basis as we cannot predict certain elements which are included in reported GAAP results, including the impact of foreign currency and other strategic initiatives. Additionally, the impact of the anticipated payment of taxes and interest related to the dispute with the IRS regarding the Timberland acquisition in 2011 described above has been excluded from fiscal 2023 adjusted cash flow from operations.

Forward-looking Statements

Certain statements included in this release are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve several risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” and “may” and other words and terms of similar meaning or use of future dates; however, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements regarding VF’s plans, objectives, projections and expectations relating to VF’s operations or financial performance, and assumptions related thereto are forward-looking statements. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. VF undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: risks arising from the widespread outbreak of an illness or any other communicable disease, or any other public health crisis, including the coronavirus (COVID-19) global pandemic; the level of consumer demand for apparel, footwear and accessories; disruption to VF’s distribution system; changes in global economic conditions and the financial strength of VF’s customers, including as a result of current inflationary pressures; fluctuations in the price, availability and quality of raw materials and contracted products; disruption and volatility in the global capital and credit markets; VF’s response to changing fashion trends, evolving consumer preferences and changing patterns of consumer behavior; intense competition from online retailers and other direct-to-consumer business risks; third-party manufacturing and product innovation; increasing pressure on margins; VF’s ability to implement its business strategy; VF’s ability to grow its international, direct-to-consumer and digital businesses; VF’s ability to transform its model to be more consumer-minded, retail-centric and hyper-digital; retail industry changes and challenges; VF’s ability to create and maintain an agile and efficient operating model and organizational structure; VF’s and its vendors’ ability to maintain the strength and security of information technology systems; the risk that VF’s facilities and systems and those of our third-party service providers may be vulnerable to and unable to anticipate or detect data or information security breaches and data or financial loss; VF’s ability to properly collect, use, manage and secure business, consumer and employee data and comply with privacy and security regulations; foreign currency fluctuations; stability of VF’s vendors’ manufacturing facilities and VF’s ability to establish and maintain effective supply chain capabilities; continued use by VF’s suppliers of ethical business practices; VF’s ability to accurately forecast demand for products; continuity of members of VF’s management; VF’s ability to recruit, develop or retain qualified employees; VF’s ability to protect trademarks and other intellectual property rights; possible goodwill and other asset impairment; maintenance by VF’s licensees and distributors of the value of VF’s brands; VF’s ability to execute acquisitions and dispositions and integrate acquisitions; business resiliency in response to natural or man-made economic, political or environmental disruptions; changes in tax laws and additional tax liabilities, including for the timing of income inclusion associated with our acquisition of the Timberland® brand in 2011; legal, regulatory, political, economic, and geopolitical risks, including those related to the current conflict in Ukraine; changes to laws and regulations; adverse or unexpected weather conditions; VF's indebtedness and its ability to obtain financing on favorable terms, if needed, could prevent VF from fulfilling its financial obligations; climate change and increased focus on environmental, social and governance issues; and tax risks associated with the spin-off of our Jeanswear business completed in 2019. More information on potential factors that could affect VF’s financial results is included from time to time in VF’s public reports filed with the SEC, including VF’s Annual Report on Form 10-K, and Quarterly Reports on Form 10-Q, and Forms 8-K filed or furnished with the SEC.

VF CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended March		Twelve Months Ended March
	2022	2021	2022	2021
Net revenues	$2,824,664	$2,582,672	$11,841,840	$9,238,830
Costs and operating expenses
Cost of goods sold	1,358,792	1,236,399	5,386,393	4,370,780
Selling, general and administrative expenses	1,273,480	1,211,250	4,823,243	4,240,058
Impairment of intangible assets	—	12,530	—	20,361
Total costs and operating expenses	2,632,272	2,460,179	10,209,636	8,631,199
Operating income	192,392	122,493	1,632,204	607,631
Interest, net	(30,930)	(35,844)	(131,463)	(126,500)
Loss on debt extinguishment	—	—	(3,645)	—
Other income (expense), net	9,659	2,400	26,154	(24,659)
Income from continuing operations before income taxes	171,121	89,049	1,523,250	456,472
Income tax expense	90,678	27,306	306,981	101,566
Income from continuing operations	80,443	61,743	1,216,269	354,906
Income from discontinued operations, net of tax	399	27,777	170,672	52,963
Net income	$80,842	$89,520	$1,386,941	$407,869
Earnings per common share - basic (a)
Continuing operations	$0.21	$0.16	$3.12	$0.91
Discontinued operations	—	0.07	0.44	0.14
Total earnings per common share - basic	$0.21	$0.23	$3.55	$1.05
Earnings per common share - diluted (a)
Continuing operations	$0.21	$0.16	$3.10	$0.91
Discontinued operations	—	0.07	0.43	0.14
Total earnings per common share - diluted	$0.21	$0.23	$3.53	$1.04
Weighted average shares outstanding
Basic	387,604	390,747	390,291	389,655
Diluted	389,002	393,575	392,411	392,121
Cash dividends per common share	$0.50	$0.49	$1.98	$1.94

Basis of presentation of condensed consolidated financial statements: VF operates and reports using a 52/53 week fiscal year ending on the Saturday closest to March 31 of each year. For presentation purposes herein, all references to periods ended March 2022 relate to the 13-week and 52-week fiscal periods ended April 2, 2022 and all references to periods ended March 2021 relate to the 14-week and 53-week fiscal periods ended April 3, 2021.

(a) Amounts have been calculated using unrounded numbers.

VF CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	March	March
	2022	2021
ASSETS
Current assets
Cash and equivalents	$1,275,943	$815,750
Accounts receivable, net	1,467,842	1,298,020
Inventories	1,418,673	1,061,839
Short-term investments	—	598,806
Other current assets	425,622	423,877
Current assets of discontinued operations	—	587,578
Total current assets	4,588,080	4,785,870
Property, plant and equipment, net	1,041,777	975,876
Goodwill and intangible assets, net	5,394,158	5,454,972
Operating lease right-of-use assets	1,247,056	1,474,434
Other assets	1,071,137	1,062,877
Total assets	$13,342,208	$13,754,029

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short-term borrowings	$335,462	$11,061
Current portion of long-term debt	501,051	1,023
Accounts payable	562,992	463,208
Accrued liabilities	1,915,892	1,609,928
Current liabilities of discontinued operations	—	125,257
Total current liabilities	3,315,397	2,210,477
Long-term debt	4,584,261	5,709,149
Operating lease liabilities	1,023,759	1,236,461
Other liabilities	888,436	1,541,778
Total liabilities	9,811,853	10,697,865
Stockholders' equity	3,530,355	3,056,164
Total liabilities and stockholders' equity	$13,342,208	$13,754,029

VF CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Twelve Months Ended March
	2022	2021
Operating activities
Net income	$1,386,941	$407,869
Income from discontinued operations, net of tax	170,672	52,963
Income from continuing operations, net of tax	1,216,269	354,906
Impairment of intangible assets	—	20,361
Depreciation and amortization	266,935	269,081
Reduction in the carrying amount of right-of-use assets	410,132	427,594
Other adjustments	(1,035,138)	161,312
Cash provided by operating activities - continuing operations	858,198	1,233,254
Cash provided by operating activities - discontinued operations	6,090	79,971
Cash provided by operating activities	864,288	1,313,225
Investing activities
Business acquisitions, net of cash received	3,760	(2,009,151)
Proceeds from sale of businesses, net of cash sold	616,928	—
Purchases of short-term investments	—	(800,000)
Proceeds from sale and maturities of short-term investments	598,806	200,000
Capital expenditures	(245,449)	(198,658)
Software purchases	(82,871)	(75,542)
Other, net	13,086	(8,634)
Cash provided (used) by investing activities - continuing operations	904,260	(2,891,985)
Cash used by investing activities - discontinued operations	(525)	(3,633)
Cash provided (used) by investing activities	903,735	(2,895,618)
Financing activities
Net increase (decrease) from short-term borrowings and long-term debt	(182,292)	1,755,224
Share repurchases	(350,004)	—
Cash dividends paid	(773,205)	(756,784)
Proceeds from issuance of Common Stock, net of payments for tax withholdings	36,654	54,438
Cash provided (used) by financing activities	(1,268,847)	1,052,878
Effect of foreign currency rate changes on cash, cash equivalents and restricted cash	(73,299)	(30,603)
Net change in cash, cash equivalents and restricted cash	425,877	(560,118)
Cash, cash equivalents and restricted cash – beginning of year	851,205	1,411,323
Cash, cash equivalents and restricted cash – end of period	$1,277,082	$851,205

VF CORPORATION
Supplemental Financial Information
Reportable Segment Information
(Unaudited)
(In thousands)

	Three Months Ended March		% Change	% Change Constant Currency (a)
	2022	2021
Segment revenues
Outdoor	$1,274,766	$1,060,923	20%	23%
Active	1,275,520	1,262,217	1%	3%
Work	274,150	259,517	6%	7%
Other (b)	228	15	*	*
Total segment revenues	$2,824,664	$2,582,672	9%	12%
Segment profit
Outdoor	$132,762	$58,681
Active	170,038	180,835
Work	42,843	13,469
Other (b)	110	3,912
Total segment profit	345,753	256,897
Impairment of indefinite-lived intangible assets	—	(12,400)
Corporate and other expenses	(143,702)	(119,604)
Interest, net	(30,930)	(35,844)
Income from continuing operations before income taxes	$171,121	$89,049
(a)	Refer to constant currency definition on the following pages.
(b)

Other is included for purposes of reconciliation of revenues and profit, but it is not considered a reportable segment. Includes results primarily related to the sale of non-VF products and sourcing activities related to transition services.

* Calculation not meaningful

VF CORPORATION
Supplemental Financial Information
Reportable Segment Information
(Unaudited)
(In thousands)

	Twelve Months Ended March		% Change	% Change Constant Currency (a)	% Change Organic (b)	% Change Constant Currency and Organic (a) (b)
	2022	2021
Segment revenues
Outdoor	$5,327,568	$4,127,601	29%	28%	29%	28%
Active	5,380,338	4,160,856	29%	29%	19%	18%
Work	1,133,149	945,680	20%	19%	20%	19%
Other (c)	785	4,693	*	*	*	*
Total segment revenues	$11,841,840	$9,238,830	28%	27%	23%	23%
Segment profit (loss)
Outdoor	$795,523	$342,212
Active	979,746	648,467
Work	193,492	27,141
Other (c)	(586)	(5,410)
Total segment profit	1,968,175	1,012,410
Impairment of indefinite-lived intangible assets (d)	—	(12,400)
Corporate and other expenses	(309,817)	(417,038)
Interest, net	(131,463)	(126,500)
Loss on debt extinguishment	(3,645)	—
Income from continuing operations before income taxes	$1,523,250	$456,472
(a) Refer to constant currency definition on the following pages.

(b) Excludes acquisition representing the operating results of Supreme for the nine months ended December 2021, which reflects the one-year anniversary of the acquisition. Refer to Non-GAAP financial information on "Reconciliation of Select GAAP Measures to Non-GAAP Measures - Three and Twelve Months Ended March 2022" page for additional information.

(c) Other is included for purposes of reconciliation of revenues and profit, but it is not considered a reportable segment. Includes results primarily related to the sale of non-VF products and sourcing activities related to transition services.

(d) Excludes $8.0 million of impairment charges related to definite-lived intangible assets, which are primarily recorded in the Work segment, in the twelve months ended March 2021.
* Calculation not meaningful

VF CORPORATION
Supplemental Financial Information
Reportable Segment Information – Constant Currency Basis
(Unaudited)
(In thousands)

	Three Months Ended March 2022
	As Reported	Adjust for Foreign
	under GAAP	Currency Exchange	Constant Currency
Segment revenues
Outdoor	$1,274,766	$27,542	$1,302,308
Active	1,275,520	30,675	1,306,195
Work	274,150	2,532	276,682
Other (a)	228	—	228
Total segment revenues	$2,824,664	$60,749	$2,885,413
Segment profit
Outdoor	$132,762	$2,554	$135,316
Active	170,038	7,845	177,883
Work	42,843	593	43,436
Other (a)	110	(5)	105
Total segment profit	345,753	10,987	356,740
Corporate and other expenses	(143,702)	(225)	(143,927)
Interest, net	(30,930)	—	(30,930)
Income from continuing operations before income taxes	$171,121	$10,762	$181,883
Diluted earnings per share growth	32%	15%	47%

(a) Other is included for purposes of reconciliation of revenues and profit, but it is not considered a reportable segment. Includes results primarily related to the sale of non-VF products and sourcing activities related to transition services.

Constant Currency Financial Information

VF is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. We use constant currency information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.

To calculate foreign currency translation on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

VF CORPORATION
Supplemental Financial Information
Reportable Segment Information – Constant Currency Basis
(Unaudited)
(In thousands)

	Twelve Months Ended March 2022
	As Reported	Adjust for Foreign
	under GAAP	Currency Exchange	Constant Currency
Segment revenues
Outdoor	$5,327,568	$(26,673)	$5,300,895
Active	5,380,338	(32,254)	5,348,084
Work	1,133,149	(6,914)	1,126,235
Other (a)	785	—	785
Total segment revenues	$11,841,840	$(65,841)	$11,775,999
Segment profit (loss)
Outdoor	$795,523	$(5,306)	$790,217
Active	979,746	(5,507)	974,239
Work	193,492	(1,601)	191,891
Other (a)	(586)	(58)	(644)
Total segment profit	1,968,175	(12,472)	1,955,703
Corporate and other expenses	(309,817)	946	(308,871)
Interest, net	(131,463)	—	(131,463)
Loss on debt extinguishment	(3,645)	—	(3,645)
Income from continuing operations before income taxes	$1,523,250	$(11,526)	$1,511,724
Diluted earnings per share growth	242%	(2)%	240%

(a) Other is included for purposes of reconciliation of revenues and profit, but it is not considered a reportable segment. Includes results primarily related to the sale of non-VF products and sourcing activities related to transition services.

Constant Currency Financial Information

VF is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. We use constant currency information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.

To calculate foreign currency translation on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

VF CORPORATION
Supplemental Financial Information
Reconciliation of Select GAAP Measures to Non-GAAP Measures - Three and Twelve Months Ended March 2022
(Unaudited)
(In thousands, except per share amounts)

Three Months Ended March 2022	As Reported under GAAP	Transaction and Deal Related Activities (a)	Specified Strategic Business Decisions (b)	Tax Items (c)	Adjusted	Contribution from Acquisition (d)	Adjusted Organic
Revenues	$2,824,664	$—	$—	$—	$2,824,664	$—	$2,824,664

Gross profit	1,465,872	—	7,376	—	1,473,248	—	1,473,248
Percent	51.9%				52.2%		52.2%

Operating income	192,392	8,613	22,736	—	223,741	—	223,741
Percent	6.8%				7.9%		7.9%

Diluted earnings per share from continuing operations (e)	0.21	0.01	0.06	0.17	0.45	—	0.45

Twelve Months Ended March 2022	As Reported under GAAP	Transaction and Deal Related Activities (a)	Specified Strategic Business Decisions (b)	Tax Items (c)	Adjusted	Contribution from Acquisition (d)	Adjusted Organic
Revenues	$11,841,840	$—	$—	$—	$11,841,840	$(438,482)	$11,403,358

Gross profit	6,455,447	—	29,320	—	6,484,767	(263,988)	6,220,779
Percent	54.5%				54.8%		54.6%

Operating income	1,632,204	(143,267)	60,407	—	1,549,344	(93,847)	1,455,497
Percent	13.8%				13.1%		12.8%

Diluted earnings per share from continuing operations (e)	3.10	(0.36)	0.13	0.30	3.18	(0.19)	2.98

(a) Transaction and deal related activities include activities associated with the acquisition of Supreme Holdings, Inc. ("Supreme") for the three and twelve months ended March 2022. Transaction and deal related activities include an increase in the estimated fair value of the contingent consideration liability of $8.0 million and a decrease of $150.0 million for the three and twelve months ended March 2022, respectively, and integration costs of $0.6 million and $6.7 million for the three and twelve months ended March 2022, respectively. The transaction and deal related activities resulted in a net tax benefit of $2.9 million and net tax expense of $2.2 million in the three and twelve months ended March 2022, respectively, primarily related to the impact of the changes in the estimated fair value of the contingent consideration liability on the income tax calculations.

(b) Specified strategic business decisions include costs related to VF's business model transformation of $8.2 million and $10.4 million in the three and twelve months ended March 2022, respectively, related primarily to restructuring and other costs. Specified strategic business decisions also include costs related to a transformation initiative for our Asia-Pacific regional operations of $5.8 million and $41.3 million in the three and twelve months ended March 2022, respectively. Also included in the adjustments are specific charges related to certain assets impacted by the conflict in Ukraine of $8.7 million in the three and twelve months ended March 2022. The specified strategic business decisions also include non-operating income of $1.5 million during the twelve months ended March 2022, associated with VF's transformation initiatives. The specified strategic business decisions resulted in a net tax benefit of $1.3 million and $6.5 million in the three and twelve months ended March 2022, respectively.

(c) Tax items include $67.3 million and $119.2 million net tax expense associated with certain discrete tax adjustments recognized during the three and twelve months ended March 2022, respectively. This is comprised of $67.3 million tax expense during the three and twelve months ended March 2022 related to changes to deferred tax benefits previously recognized under Swiss Tax Reform, and $87.1 million tax expense for unrecognized tax benefits resulting from updated estimates related to intellectual property transfers completed in a prior period and $35.2 million tax benefit related to the reorganization of certain foreign operations recognized during the twelve months ended March 2022.

(d) The contribution from acquisition represents the operating results of Supreme for the nine months ended December 2021, which reflects the one-year anniversary of the acquisition. The results exclude transaction and deal related activities.

(e) Amounts shown in the table have been calculated using unrounded numbers. The diluted earnings per share impacts were calculated using 389,002,000 and 392,411,000 weighted average common shares for the three and twelve months ended March 2022, respectively.

Non-GAAP Financial Information

The financial information above has been presented on a GAAP basis, on an adjusted basis, which excludes the impact of transaction and deal related activities, activity related to specified strategic business decisions and certain tax items, and on an adjusted organic basis, which excludes the operating results of Supreme (for the nine months ended December 2021). Contribution from acquisition also excludes transaction and deal related costs. These adjusted presentations are non-GAAP measures. Management believes these measures provide investors with useful supplemental information regarding VF's underlying business trends and the performance of VF's ongoing operations and are useful for period-over-period comparisons of such operations.

Management uses the above financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. While management believes that these non-GAAP financial measures are useful in evaluating the business, this information should be considered as supplemental in nature and should be viewed in addition to, and not in lieu of or superior to, VF's operating performance measures calculated in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures presented by other companies.

VF CORPORATION
Supplemental Financial Information
Reconciliation of Select GAAP Measures to Non-GAAP Measures - Three and Twelve Months Ended March 2021
(Unaudited)
(In thousands, except per share amounts)

Three Months Ended March 2021	As Reported under GAAP	Transaction and Deal Related Costs (a)	Specified Strategic Business Decisions (b)	Adjusted
Revenues	$2,582,672	$—	$—	$2,582,672

Gross profit	1,346,273	3,419	12,542	1,362,234
Percent	52.1%			52.7%

Operating income	122,493	11,845	38,304	172,642
Percent	4.7%			6.7%

Diluted earnings per share from continuing operations (c)	0.16	0.02	0.09	0.27

Twelve Months Ended March 2021	As Reported under GAAP	Transaction and Deal Related Costs (a)	Specified Strategic Business Decisions (b)	Adjusted
Revenues	$9,238,830	$—	$—	$9,238,830

Gross profit	4,868,050	3,829	55,141	4,927,020
Percent	52.7%			53.3%

Operating income	607,631	18,977	115,167	741,775
Percent	6.6%			8.0%

Diluted earnings per share from continuing operations (c)	0.91	0.04	0.36	1.31

(a) Transaction and deal related costs include expenses associated with the acquisition and integration of Supreme Holdings, Inc. ("Supreme") of $11.8 million and $18.4 million for the three and twelve months ended March 2021, respectively. Transaction and deal related costs also include expenses associated with the anticipated sale of the Occupational Workwear business of $0.5 million, that did not meet the criteria for discontinued operations, for the twelve months ended March 2021. The transaction and deal related costs resulted in a net tax benefit of $3.0 million and $4.7 million in the three and twelve months ended March 2021, respectively.

(b) Specified strategic business decisions for the three and twelve months ended March 2021 include costs related to VF's business model transformation of $21.6 million in the three and twelve months ended March 2021, related primarily to asset impairments, restructuring and other costs. Specified strategic business decisions also include costs related to a transformation initiative for our Asia-Pacific regional operations of $3.7 million and $24.0 million in the three and twelve months ended March 2021, respectively. Specified strategic business decisions also include cost optimization activities and other charges indirectly related to the strategic review of the Occupational Workwear business, which totaled $13.0 million and $65.3 million during the three and twelve months ended March 2021, respectively. The costs also include wind down activities in South America after the separation of Kontoor Brands, and costs related to specified strategic business decisions to cease operations in Argentina and planned business model changes in certain other countries in South America, which totaled $4.0 million for the twelve months ended March 2021. The twelve months ended March 2021 also include a $42.4 million noncash charge recorded in the 'Other income (expense), net' line related to the release of certain currency translation amounts associated with the wind down activities in South America. The specified strategic business decisions resulted in a net tax benefit of $2.8 million and $14.5 million in the three and twelve months ended March 2021, respectively.

(c) Amounts shown in the table have been calculated using unrounded numbers. The diluted earnings per share impacts were calculated using 393,575,000 and 392,121,000 weighted average common shares for the three and twelve months ended March 2021, respectively.

Non-GAAP Financial Information

The financial information above has been presented on a GAAP basis and on an adjusted basis, which excludes the impact of transaction and deal related costs and activity related to specified strategic business decisions. The adjusted presentation provides non-GAAP measures. Management believes these measures provide investors with useful supplemental information regarding VF's underlying business trends and the performance of VF's ongoing operations and are useful for period-over-period comparisons of such operations.

Management uses the above financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. While management believes that these non-GAAP financial measures are useful in evaluating the business, this information should be considered as supplemental in nature and should be viewed in addition to, and not in lieu of or superior to, VF's operating performance measures calculated in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures presented by other companies.

VF CORPORATION
Supplemental Financial Information
Top 4 Brand Revenue Information
(Unaudited)

	Three Months Ended March 2022				Twelve Months Ended March 2022
Top 4 Brand Revenue Growth	Americas	EMEA	APAC	Global	Americas	EMEA	APAC	Global
Vans®
% change	1%	14%	(24)%	0%	24%	31%	(4)%	20%
% change constant currency*	1%	22%	(22)%	2%	23%	30%	(7)%	19%
The North Face®
% change	35%	12%	24%	24%	29%	40%	28%	33%
% change constant currency*	35%	18%	22%	26%	29%	40%	23%	32%
Timberland®
% change	20%	14%	(20)%	9%	35%	18%	(11)%	20%
% change constant currency*	20%	21%	(20)%	12%	34%	19%	(13)%	20%
Dickies®
% change	16%	9%	(21)%	7%	38%	(13)%	(11)%	19%
% change constant currency*	16%	16%	(20)%	8%	38%	(13)%	(13)%	19%

*Refer to constant currency definition on previous pages.

VF CORPORATION
Supplemental Financial Information
Geographic and Channel Revenue Information
(Unaudited)

	Three Months Ended March 2022
	% Change	% Change Constant Currency*
Geographic Revenue Growth
U.S.	12%	12%
EMEA	15%	22%
APAC	(11)%	(10)%
Greater China	(13)%	(14)%
Americas (non-U.S.)	17%	18%
International	7%	11%
Global	9%	12%

	Twelve Months Ended March 2022
	% Change	% Change Constant Currency*	% Change Organic(a)	% Change Constant Currency and Organic*(a)
Geographic Revenue Growth
U.S.	33%	33%	27%	27%
EMEA	30%	30%	27%	28%
APAC	7%	4%	0%	(3)%
Greater China	1%	(4)%	1%	(4)%
Americas (non-U.S.)	37%	32%	37%	32%
International	23%	22%	19%	18%
Global	28%	27%	23%	23%

	Three Months Ended March 2022
	% Change	% Change Constant Currency*
Channel Revenue Growth
Wholesale (b)	16%	19%
Direct-to-consumer	1%	3%
Digital	(10)%	(8)%

	Twelve Months Ended March 2022
	% Change	% Change Constant Currency*	% Change Organic(a)	% Change Constant Currency and Organic*(a)
Channel Revenue Growth
Wholesale (b)	26%	25%	26%	25%
Direct-to-consumer	31%	31%	21%	20%
Digital	14%	13%	(1)%	(2)%

	As of March
	2022	2021
DTC Store Count
Total	1,322	1,374
*Refer to constant currency definition on previous pages.

(a) Excludes acquisition representing the operating results of Supreme for the nine months ended December 2021, which reflects the one-year anniversary of the acquisition. Refer to Non-GAAP financial information on "Reconciliation of Select GAAP Measures to Non-GAAP Measures - Three and Twelve Months Ended March 2022" page for additional information.

(b) Royalty revenues are included in the wholesale channel for all periods.

Contacts

Investor Contact:
Allegra Perry
ir@vfc.com

Media Contact:
Colin Wheeler
corporate_communications@vfc.com